Exhibit 10.1

THE OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

2012 PARTNER INCENTIVE PLAN

1.	Purposes of the Plan. This Och-Ziff Capital Management Group LLC 2012 Partner Incentive Plan provides for annual discretionary performance awards to those Executive Managing Directors of the Company (the “Executive Managing Directors”) designated for participation in the Plan and is intended to compensate and incentivize each such Executive Managing Director for his services, contributions and leadership provided to the Och-Ziff Operating Group and to further align his interests with the interests of the Company’s shareholders. The purpose of the Plan is to retain and further motivate the Executive Managing Directors. Capitalized terms used but not defined herein have the meanings given to such terms in Annex A hereto.

2.	Plan Administration.

(a)	The Plan shall be administered by the Compensation Committee, based on PMC Recommendations. The Compensation Committee shall have the power and authority, without limitation:

(i)	to construe and interpret the terms and provisions of the Plan and any Performance Award issued under the Plan (and any Performance Award Agreement relating thereto) and to otherwise supervise the administration of the Plan and to exercise all powers and authorities specifically granted under the Plan or necessary or advisable in the administration of the Plan;

(ii)	to delegate its authority and responsibilities under the Plan to Daniel S. Och, the Partner Management Committee and/or members of management, subject to the requirements of applicable law;

(iii)	to review and approve all material recommendations, decisions and determinations of Daniel S. Och, the Partner Management Committee and/or members of management;

(iv)	to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all Performance Awards under the Plan (including the amount, manner and time of distributions);

(v)	to determine whether any Performance Unit Awards should be made under the Plan in respect of a particular Fiscal Year and, if so, the total amount thereof;

(vi)	to determine whether any Performance Cash Awards should be made under the Plan in respect of a particular Fiscal Year and, if so, the total amount thereof;

(vii)	to determine the eligibility for participation in the Plan in accordance with Section 3 below;

(viii)	to prescribe forms and procedures for purposes of Plan participation and distribution of Performance Awards; and

(ix)	to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

The powers and authority of the Compensation Committee hereunder shall in all events be subject to the terms of the Plan and the applicable Performance Award Agreement, and the Compensation Committee shall in all events honor such terms to the extent permitted by applicable law.

(b)	The Compensation Committee shall make decisions with respect to the administration of the Plan based on PMC Recommendations.

(c)	The determination as to whether each Participant should receive a Performance Award in respect of any particular year and the size of any Performance Unit Awards and any Performance Cash Awards shall be made by the Compensation Committee based on PMC Recommendations.

(d)	The Compensation Committee shall retain sole discretion with respect to determining whether each Participant shall receive any Performance Unit Award or any Performance Cash Award under the Plan in respect of any particular Fiscal Year and the size of any such Performance Unit Awards and Performance Cash Awards, based in each case on PMC Recommendations.

(e)	All decisions made by the Compensation Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board, the Compensation Committee or the Partner Management Committee, nor any officer or employee of the Company or any of its Affiliates acting on behalf of the Board, the Compensation Committee or the Partner Management Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made with respect to the Plan to the extent and as provided in the LLC Agreement, and all members of the Board, the Compensation Committee or the Partner Management Committee and each and any officer or employee of the Company and of any of its Affiliates acting on their behalf shall be indemnified by the Company in respect of any such action, omission, determination or interpretation to the extent and as provided in the LLC Agreement.

3.	Eligibility. Certain Executive Managing Directors who were Partners at the time of the Company’s initial public offering that occurred in November 2007 shall be designated by the Compensation Committee as Participants in the Plan.

4.	Performance Awards.

(a)	Performance Awards shall be conditionally granted to each Participant pursuant to an annual Performance Award Agreement and shall be subject to clawback as set forth in Sections 8 and 11 below.

(b)

In respect of each Fiscal Year during the Performance Award Period, (i) each Participant who was one of the initial members of the Partner Management Committee (a “PMC Participant”) shall be eligible to receive a conditional discretionary grant of Och-Ziff Operating Group D Units (a “Performance Unit Award”) in an amount equal to any percentage (a “Unit Award Percentage”) of the Incentive Unit Pool (as defined below) up to (but not more than) such Participant’s specified percentage as set forth in such Participant’s Performance Award Agreement for such Fiscal Year (such Participant’s “Specified Percentage”), provided that the maximum number of Och-Ziff Operating Group D Units that may be received by such Participants, collectively, in respect of such Fiscal Year shall be 2,828,907 Och-Ziff Operating Group D Units, and (ii) each other Participant shall be eligible to receive a conditional discretionary grant of a Performance

Unit Award in an amount equal to any Unit Award Percentage of the Incentive Unit Pool representing up to the entire 800,000 Och-Ziff Operating Group D Units for all such Participants who are not PMC Participants, provided that the maximum number of Och-Ziff Operating Group D Units that may be received by such Participants, collectively, in respect of such Fiscal Year shall be 800,000 Och-Ziff Operating Group D Units. Any Unit Award Percentage awarded to such Participant for a Fiscal Year, together with the number of Och-Ziff Operating Group D Units represented by such Unit Award Percentage, shall be set forth in such Participant’s Performance Award Agreement in respect of such Fiscal Year. A Participant shall only receive a Performance Unit Award in respect of a particular Fiscal Year if so determined by the Compensation Committee in its sole discretion, and any such Performance Unit Award shall be in an amount determined by the Compensation Committee in its sole discretion, based in each case on PMC Recommendations. The “Incentive Unit Pool” for any Fiscal Year for all Participants shall be comprised of 3,628,907 Och-Ziff Operating Group D Units. Over the Performance Award Period, the maximum number of Och-Ziff Operating Group D Units that may be granted to all Participants, collectively, as Performance Unit Awards will be 18,144,535 Och-Ziff Operating Group D Units. Each Class D Common Unit of any Partnership received as part of a Performance Unit Award shall be an “Original Common Unit” of the Participant for purposes of the Limited Partnership Agreement of such Partnership (other than Section 8.4(b) thereof).

(c)	In respect of each Fiscal Year during the Performance Award Period, (i) each PMC Participant shall also be eligible to receive a conditional discretionary award of cash (a “Performance Cash Award”) in an amount equal to any percentage (a “Cash Award Percentage”) of the Incentive Cash Pool (as defined below) up to (but not more than) such Participant’s Specified Percentage, provided that the maximum amount that may be allocated to such Participants, collectively, in respect of such Fiscal Year shall be the product of the PMC Percentage (as defined below) and the Incentive Cash Pool, and (ii) each other Participant shall also be eligible to receive a conditional Performance Cash Award representing any Cash Award Percentage of the Incentive Cash Pool, and each such other Participant shall not be subject to a specified percentage limit, provided that the maximum amount that may be allocated to such Participants, collectively, in respect of such Fiscal Year shall be the product of the Non-PMC Percentage (as defined below) and the Incentive Cash Pool. Any Cash Award Percentage awarded to a Participant for a Fiscal Year shall be set forth in such Participant’s Performance Award Agreement in respect of such Fiscal Year. A Participant shall only receive a Performance Cash Award in respect of a particular Fiscal Year if so determined by the Compensation Committee in its sole discretion, and any such Performance Cash Award shall be in an amount determined by the Compensation Committee in its sole discretion, based in each case on PMC Recommendations. The “Incentive Cash Pool” for any Fiscal Year shall equal the lesser of (x) 10% of the total incentive income earned by the Partnerships during such Fiscal Year (determined without reference to any deductions for amounts to be paid under this Plan for such Fiscal Year) and (y) $52.4 million. Of the maximum $52.4 million Incentive Cash Pool for any Fiscal Year, the maximum aggregate amount that may be allocated to (x) the PMC Participants for such Fiscal Year, collectively, shall be $40.4 million (such amount, expressed as a percentage of the maximum $52.4 million, the “PMC Percentage”) and (y) the other Participants for such Fiscal Year, collectively, shall be $12.0 million (such amount, expressed as a percentage of the maximum $52.4 million, the “Non-PMC Percentage”). Performance Cash Awards granted to all Participants, collectively, over the Performance Award Period shall not exceed, in aggregate, $262.0 million.

(d)	Performance Cash Awards may be distributed in cash by one or more of the Partnerships in proportions determined by the General Partners in their sole discretion. Performance Cash Awards may be made as distributions of net income allocated to Class C Non-Equity Interests in accordance with the Limited Partnership Agreements or pursuant to a different arrangement structured by the General Partners in their sole discretion.

(e)	Performance Unit Awards shall be made pursuant to (and subject to the terms of) the Och-Ziff Capital Management Group LLC 2007 Equity Incentive Plan or a successor plan.

5.	Performance Award Agreements. Each Participant who is granted a Performance Award in respect of any Fiscal Year shall enter into one or more Performance Award Agreements substantially in the form attached as Exhibit A hereto. The provisions of each Performance Award Agreement need not be the same with respect to each Participant.

6.	Award Dates. Subject to Sections 7, 8 and 11, the annual Performance Unit Award shall be conditionally granted on or about December 31 of each Fiscal Year (the “Performance Unit Award Date”) and the annual Performance Cash Award shall be conditionally made on or before March 15 of the Fiscal Year immediately following the Fiscal Year to which the applicable Performance Cash Award relates (the “Performance Cash Award Date” and, together with the Performance Unit Award Date, the “Award Dates”).

7.	Termination.

(a)

Notwithstanding any other provision of the Plan or a Performance Award Agreement to the contrary, a Participant shall not have been subject to a Withdrawal or Special Withdrawal prior to December 31st of the Fiscal Year to which any potential Performance Award relates in order to be eligible to receive any Performance Award on any applicable Award Date. All previously issued Performance Awards shall continue to be subject to Sections 8 and 11 of this Plan.

(b)	If a PMC Participant has been subject to a Withdrawal or a Special Withdrawal, the maximum aggregate amount of cash available for Performance Cash Awards, the maximum number of Och-Ziff Operating Group D Units available for Performance Unit Awards (and, as a result, the total size of the Incentive Unit Pool for all Participants), and the two limitations set forth in Section 4 in respect of the size of the portion of the Incentive Cash Pool in each case potentially available for allocation to PMC Participants (and, as a result, the limitations set forth therein in respect of the total size of the Incentive Cash Pool for all Participants) shall all be reduced accordingly, and any Specified Percentages of the PMC Participants shall be adjusted accordingly.

(c)	If a Participant who is not a PMC Participant has been subject to a Withdrawal or a Special Withdrawal, no adjustments shall be made to the maximum aggregate amount of cash available for Performance Cash Awards, the maximum number of Och-Ziff Operating Group D Units available for Performance Unit Awards, or the limitations set forth in Section 4 in respect of the size of the portion of the Incentive Cash Pool potentially available in each case for allocation to Participants who are not PMC Participants (and, as a result of the foregoing, no adjustments shall be made to the total sizes of the Incentive Unit Pool or Incentive Cash Pool for all Participants, the limitations set forth in Section 4 in respect of the total size of the Incentive Cash Pool for all Participants, or any Specified Percentage of any PMC Participant).

8.	Conditions and Clawback.

(a)	The Performance Unit Awards shall be conditionally vested upon grant, subject to the transfer restrictions set forth in the Limited Partnership Agreements. All Performance Awards shall be conditionally granted subject to compliance with the Participant’s Non-Competition Covenants.

(b)	In the event that a Participant breaches his Non-Competition Covenants, the Participant shall have failed to satisfy the condition subsequent to the grant of the Performance Awards and:

(i)	on or after the date of such breach, any Class D Common Units in each Partnership received as part of any of the Performance Unit Awards (or any Class A Common Units acquired in respect thereof) by such Participant and all allocations and distributions on such Common Units that would otherwise have been received by such Participant on or after the date of such breach shall thereafter be reallocated from such Participant in accordance with Section 2.13(g) of the Limited Partnership Agreement of such Partnership, provided that any such Class D Common Units shall be treated as Class A Common Units thereunder;

(ii)	on or after the date of such breach, no allocations shall be made to the Capital Accounts of such Participant and no distributions shall be made to such Participant in respect of any Class D Common Units received as part of any Performance Unit Awards (or any Class A Common Units acquired in respect thereof);

(iii)	on or after the date of such breach, no Transfer (including any exchange pursuant to the Exchange Agreement) of any of the Class D Common Units received as part of any Performance Unit Awards (or any Class A Common Units acquired in respect thereof) of such Participant shall be permitted under any circumstances notwithstanding anything to the contrary in any other agreement;

(iv)	on or after the date of such breach, no sale, exchange, assignment, pledge, hypothecation, bequeath, creation of an encumbrance, or any other transfer or disposition of any kind may be made of any of the Class A Shares acquired by such Participant through an exchange pursuant to the Exchange Agreement of any Class A Common Units acquired by such Participant in respect of any of the Class D Common Units received by such Participant as part of any Performance Unit Awards (“Exchanged Class A Shares”);

(v)	on the Reallocation Date, it shall immediately:

(A)	pay to the Continuing Partners, in accordance with Section 2.13(g) of the Limited Partnership Agreement of each Partnership, a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by such Participant for any Exchanged Class A Shares that were transferred during the 24-month period prior to the date of such breach; and (ii) any distributions received by such Participant during such 24-month period on Exchanged Class A Shares;

(B)	transfer any Exchanged Class A Shares held by such Participant on and after the date of such breach to the Continuing Partners in accordance with Section 2.13(g) of the Limited Partnership Agreement of each Partnership; and

(C)	pay to the Continuing Partners in accordance with Section 2.13(g) of the Limited Partnership Agreement of each Partnership a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by such Participant for any Exchanged Class A Shares that were transferred on or after the date of such breach; and (ii) all distributions received by such Participant on or after the date of such breach on Exchanged Class A Shares; and

(vi)	on the Reallocation Date, each Participant shall immediately pay to the Continuing Partners in proportion to the total number of Original Common Units owned by each such Continuing Partner and its Original Related Trusts a lump-sum cash amount equal to the total after-tax amount received by such Participant as Performance Cash Awards during the 24-month period prior to the date of such breach.

(c)	In addition, each Participant shall continue to be subject to all of the provisions of each Limited Partnership Agreement, including, without limitation, Section 2.13(g) thereof.

9.	Set-Off. Notwithstanding any other provision of this Plan or any Performance Award Agreement to the contrary, to the extent permitted by Code Section 409A, the Och-Ziff Operating Group shall have the right to offset against any amount owed to a Participant under this Plan any amounts that are owed by a Participant to the Och-Ziff Operating Group (including amounts owed under this Plan) at the time of any payment hereunder.

10.	Amendment and Termination of the Plan. The Plan shall become effective as of the Effective Date and shall terminate on the date all Performance Awards in respect of the Performance Award Period have been made. The Compensation Committee, based on PMC Recommendations, may amend, modify, suspend, terminate or extend the Plan or Performance Awards thereunder, in whole or in part, at any time, for any reason in its sole discretion, including, without limitation, adopting amendments deemed necessary or desirable to comply with applicable law or to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Performance Award granted hereunder. The terms and conditions of the Plan, as amended, need not be the same with respect to each Participant. At no time before the actual distribution of cash or Och-Ziff Operating Group D Units to Participants under the Plan shall any Participant accrue any interest or right whatsoever under the Plan and in each case any such Performance Awards once granted shall be subject to clawback as provided in Sections 8 and 11.

11.

Compensation Clawback Policy. As a highly regulated, global alternative asset management firm, the Company has had a long-standing commitment to ensure that its partners, officers and employees adhere to the highest professional and personal standards. The Company has long held that under current law fraud, misconduct and malfeasance by any Participant that leads to a restatement of the Company’s financial results or other fraud or malfeasance committed by the Participant could subject such individuals to a disgorgement of prior compensation and, in light of the highly regulated nature of the Company’s business, that the Compensation Committee would likely pursue such remedy, among others, where appropriate based on the facts and circumstances surrounding the restatement and existing laws. The Compensation Committee will amend its clawback policy, as needed, to the extent that the SEC adopts the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

12.	Implementation of the Plan. This Plan sets forth the material terms and conditions of the subject matter hereof. Such terms and conditions will be more fully set forth in (a) such principles and policies as may be promulgated by the Compensation Committee from time to time pursuant to Section 2, (b) each Performance Award Agreement and/or (c) such other agreements and documents (whether or not referenced in this Plan) as may be necessary or appropriate to give effect to the terms and conditions set forth herein.

13.	Withholding. Distributions pursuant to this Plan shall be subject to any applicable tax withholding requirements (federal, state, local and foreign).

14.	No Rights to Continued Involvement. Nothing in this Plan or any Performance Award Agreement shall confer upon any Participant any right to continue as a limited partner of any Partnership or shall interfere with or restrict the right of each Partnership or its equityholders (or of a Subsidiary or its equityholders, as the case may be) to terminate such Participant’s active involvement with the Partnership at any time for any reason whatsoever, with or without cause.

15.	Successors. All obligations of the Company under the Plan, with respect to Performance Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

16.	Nonassignment. Except as may be determined by the Compensation Committee or set forth in the applicable Performance Award Agreement, the rights of a Participant under this Plan shall not be assignable or transferable by the Participant.

17.	Right to Receive Payments. Except as otherwise provided in the applicable Performance Award Agreement, each Performance Award under the Plan shall be paid solely from the general assets of the Och-Ziff Operating Group. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to any distribution of a Performance Award other than as an unsecured general creditor with respect to any distribution to which he may be conditionally entitled.

18.	Severability. Should any provision of the Plan or any Performance Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of the Plan or such Performance Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Plan or Performance Award Agreement. Moreover, if one or more of the provisions contained in the Plan or any Performance Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

19.	Remedies. Any remedies provided for in this Plan shall be cumulative in nature and shall be in addition to any other remedies whatsoever (whether by operation of law, equity, contract or otherwise) which any party may otherwise have.

20.	Governing Law. The Plan shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the application of the principles of conflicts or choice of laws, except that Section 8 shall be governed by the laws of the State of New York without regard to the application of the principles of conflicts or choice of laws.

21.	Section 409A. This Plan and all Performance Awards are intended to comply with Code Section 409A, to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan and all Performance Awards hereunder shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, a Participant shall not be considered to have terminated his services with the Company for purposes of this Plan, and no distributions shall be due to a Participant under this Plan, until such Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Code Section 409A. Any distributions described in this Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided to a Participant pursuant to this Plan that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate identified payment for purposes of Code Section 409A. Notwithstanding anything to the contrary in this Plan, to the extent that any distributions to be made upon a Participant’s separation from service would result in the imposition of any individual penalty tax imposed under Code Section 409A, the distributions shall instead be made on the first business day after the earlier of (i) the date that is six (6) months following such separation from service and (ii) such Participant’s death.

Annex A

Defined Terms

(a)	“Board” means the Board of Directors of the Company.

(b)	“Capital Account” shall have the meaning assigned to it in the Limited Partnership Agreements.

(c)	“Class A Common Units” shall have the meaning assigned to it in the Limited Partnership Agreements.

(d)	“Class D Common Units” shall have the meaning assigned to it in the Limited Partnership Agreements.

(e)	“Class C Non-Equity Interests” shall have the meaning assigned to it in the Limited Partnership Agreements.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Company” means Och-Ziff Capital Management Group LLC.

(h)	“Compensation Committee” means the Compensation Committee of the Board.

(i)	“Continuing Partners” shall have the meaning assigned to it in the Limited Partnership Agreements.

(j)	“Effective Date” means January 1, 2013.

(k)	“Exchange Agreement” shall have the meaning assigned to it in the Limited Partnership Agreements.

(l)	“Fiscal Year” means a fiscal year of the Company.

(m)	“General Partners” means, collectively, Och-Ziff Holding Corporation and Och-Ziff Holding LLC and any other entity from time to time serving as general partner (or equivalent) of one of the Partnerships.

(n)	“Limited Partnership Agreements” means the limited partnership agreements of each of the Partnerships.

(o)	“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, as amended from time to time.

(p)	“Non-Competition Covenants” shall mean, with respect to any Participant, the covenants set forth in Section 2.13(b)(i) and (ii) of each of the Limited Partnership Agreements and any non-competition covenants set forth in any Partner Agreements relating to such Participant.

(q)	“Och-Ziff Operating Group” shall have the meaning assigned to it in the LLC Agreement.

(r)	“Och-Ziff Operating Group D Unit” means, collectively, one Class D Common Unit of each Partnership.

(s)	“Original Common Units” shall have the meaning assigned to it in the Limited Partnership Agreements.

(t)	“Original Related Trust” shall have the meaning assigned to it in the Limited Partnership Agreements.

(u)	“Participant” means an Executive Managing Director selected by the Compensation Committee in accordance with Section 3 hereof.

(v)	“Partner Agreement” shall have the meaning assigned to it in the Limited Partnership Agreements.

(w)	“Partner Management Committee” shall have the meaning set forth for such term in the Limited Partnership Agreements.

(x)	“Partners” means the Individual Limited Partners (as defined in the Limited Partnership Agreements).

(y)	“Partnerships” means each of OZ Management LP, OZ Advisors LP, OZ Advisors II LP, and any other partnership or entity whose general partner (or equivalent) is a General Partner.

(z)	“Performance Award” for any Fiscal Year shall mean the Performance Unit Award for such Fiscal Year and the Performance Cash Award for such Fiscal Year, collectively.

(aa)	“Performance Award Agreement” means any written agreement, contract, instrument and/or document evidencing any Performance Award (or portion thereof) and providing the terms and conditions of such Performance Award.

(bb)	“Performance Award Period” means the five (5) year period commencing on the Effective Date.

(cc)	“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

(dd)	“Plan” means The Och-Ziff Capital Management Group LLC 2012 Partner Incentive Plan, as may be amended or restated from time to time.

(ee)	“PMC Recommendations” means the recommendations of Daniel S. Och to the Compensation Committee as required to be provided under the Plan, provided, however, that, if Daniel S. Och ceases to serve as the Chairman of the Partner Management Committee, any such recommendations shall be made by the Partner Management Committee with the approval of a majority of the members thereof.

(ff)	“Reallocation Date” shall have the meaning assigned to it in the Limited Partnership Agreements.

(gg)	“SEC” means the U.S. Securities and Exchange Commission.

(hh)	“Special Withdrawal” shall have the meaning assigned to it in the Limited Partnership Agreements.

(ii)	“Subsidiary” means, with respect to the Company, as of any date of determination, any other Person as to which the Company owns or otherwise controls, directly or indirectly, more than fifty percent (50%) of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such Person.

(jj)	“Transfer” shall have the meaning assigned to it in the Limited Partnership Agreements.

(kk)	“Withdrawal” shall have the meaning assigned to it in the Limited Partnership Agreements.

Exhibit A

Form of Performance Award Agreement

THE OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

2012 PARTNER INCENTIVE PLAN

PERFORMANCE AWARD AGREEMENT FOR FISCAL YEAR 20

[Date]

[Name]

[Address]

Dear                     :

We are pleased to confirm that you are a participant in The Och-Ziff Capital Management Group LLC 2012 Partner Incentive Plan (the “Plan”) and have been conditionally granted a Performance Award (as defined under the Plan) in respect of the Fiscal Year specified above, as set forth below. Your Performance Award is subject to all of the terms and conditions of the Plan, including, without limitation, Sections 8 and 11 thereof regarding Conditions and Clawback, all of which are incorporated herein. Capitalized terms used in this Performance Award Agreement and not defined herein will have the meanings assigned to them in the Plan.

[Your Specified Percentage for the Fiscal Year specified above is     %]1

Performance Award for the Fiscal Year specified above:

(1) Performance Unit Award: Your Unit Award Percentage of the Incentive Unit Pool for such Fiscal Year shall be:     %, representing             Och-Ziff Operating Group D Units; and

(2) Performance Cash Award: Your Cash Award Percentage of the Incentive Cash Pool for such Fiscal Year shall be:     %.

Any Och-Ziff Operating Group D Units granted as part of a Performance Unit Award shall be conditionally vested upon grant as provided in the Plan. Each Participant agrees that his retention of Performance Awards is conditional on his compliance with Section 2.13(b) of the Limited Partnership Agreements and any Partner Agreement. Without limitation or contradiction of the foregoing, each Participant also agrees that it would be impossible to compute the actual damages resulting from a breach of Section 2.13(b) of the Limited Partnership Agreements or any non-competition covenant in any Partner Agreement, and that the amounts set forth in Section 8 are reasonable and do not operate as a penalty, but are a genuine pre-estimate of the anticipated loss that the Partnerships and other members of the Och-Ziff Group (as defined in the Limited Partnership Agreements) would suffer from a breach of Section 2.13(b) of the Limited Partnership Agreements or any non-competition covenants in any Partner Agreement. The Plan and this Performance Award Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the application of the principles of conflicts or choice of laws, except that Section 8 of the Plan shall be governed by the laws of the State of New York without regard to the application of the principles of conflicts or choice of laws. Each Participant agrees that he shall be subject to the jurisdiction and arbitration provisions as set forth in Sections 10.4 and 10.5 of each Limited Partnership Agreement in relation to any issues relating to his rights and obligations under the Plan as well as to any dispute, controversy or claim relating to the Plan and such provisions shall be incorporated herein by reference in respect of the Plan.

[1]	Include for PMC Participants only.

This Performance Award Agreement may be signed in counterparts and all signed copies of this Performance Award Agreement will together constitute one original. This Performance Award Agreement shall be a “Partner Agreement” (as defined in the Limited Partnership Agreements).

If you agree with the foregoing and with the terms and conditions of the Plan, please sign this Performance Award Agreement in the space provided below and return a copy at your earliest convenience.

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

By:
Name:
Title:

Acknowledged and agreed as of the date set forth above:

[Name]